                                    BUSINESS

OVERVIEW


     We are an orthopedic products company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair, regrowth and remodeling of damaged human tissue.

     Our flagship product, the Collagen Meniscus Implant, or CMI, is an implant for the meniscus of the human knee. A damaged meniscus is frequently repaired by an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury. Implantation of the CMI represents the only procedure with the potential to re-grow much of the tissue otherwise lost in partial meniscectomy procedures, allowing a return to a more active lifestyle. In November 2002 we completed enrollment and surgeries in a large-scale clinical trial of the CMI, the results of which will comprise our Pre-Market Approval Application, or PMA. The CMI is currently approved for sale in Europe, Australia, Chile, and will selectively be available in Canada during 2003. The CMI is distributed outside the U.S. by Centerpulse Orthopedics, Ltd.

     We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a distribution agreement with Linvatec Corporation, a subsidiary of ConMed, in the U.S., Europe, Canada, Australia, Chile, and Japan.

     Our current strategy is to focus on the following initiatives:

          -    Obtaining FDA approval of the CMI;

          -    Finding a suitable partner to market the CMI in the U.S.;

          -    Launching the CMI in the U.S.; and

          - Conducting further research on select product opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

OUR CORE TECHNOLOGY

     Our core technology focuses on guided tissue regeneration: the concept is that if the body is provided with a suitable environment for cellular ingrowth, the body has the ability to regenerate missing tissue. We have developed a proprietary biologically active porous bovine type I collagen scaffold material and various tissue matrix engineering processes as the basis of our tissue re-growth product offerings. Our proprietary processes are capable of producing implants with the various physical properties required for remodeling each specific target tissue. Our initial application is a resorbable, collagen matrix that guides the regeneration of medial meniscus cartilage in the knee, the CMI.

     Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major constituent of bone, skin, and tendon.

     The structure of animal type I collagen is highly similar to the structure of human type I collagen. This finding is supported by data from our current U.S. clinical trial. Based on the important functions of type I collagen in the body and the biocompatibility of the animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.

MENISCUS INJURY AND TREATMENT

     The meniscus is a crescent-shaped wedge of rubbery, fibrous tissue located in the knee joint between the lower end of the thigh bone, or femur, and the top of the shin bone, or tibia. There are two menisci within the knee, the outer, or lateral meniscus, and the inner, or medial meniscus. The meniscus acts as a shock absorber protecting the articular cartilage that covers the ends of both the femur and the tibia.

                              FIGURE 1. HUMAN KNEE


 [GRAPHIC OF HUMAN KNEE WITH LABELS OF VARIOUS PARTS, INCLUDING THE MEDIAL AND
                               LATERAL MENISCUS]

     In the last 50 years, the concepts of meniscus function and meniscus repair have changed dramatically. Previously, it was generally believed that menisci were structures that served no particular function and could be removed without causing any adverse effects to the patient. However, it has been shown in laboratory investigations of biomechanical function that the meniscus is an important structure in lubrication and stabilization of the knee joint, protection of joint surfaces and proper weight distribution across the knee.

     Injury to the knee frequently results in a tear of the meniscus tissue. Damage to the meniscus can occur by sudden twisting of the knee or by blunt forces which impact the joint. As part of the aging process, the deterioration of the meniscus makes it more likely that everyday physical exertion may result in meniscus injury. Injury to meniscus cartilage can result in pain and swelling or may cause the knee to give way or lock. According to MedMarket Diligence LLC, each year, nearly one million Americans undergo a meniscus surgery. Orthopedic surgeons are currently presented with three alternatives for treatment of a torn meniscus:

     -    PARTIAL MENISCUS REMOVAL

     The procedure by which part of the meniscus is removed is called a partial meniscectomy. We estimate that in 2002 alone, there were approximately 1.1 million partial meniscectomy procedures performed worldwide, of which approximately 783,000 were in the U.S. We believe that approximately 40% of these patients would be eligible for implantation of the CMI (if approved). A partial meniscectomy is considered the current standard of care when a meniscus repair is not possible. The meniscus, however, will not regenerate on its own and thus, no new tissue fills the void left by the partial meniscectomy. According to orthopedic researchers, without the adequate protection and support provided by the meniscus, the knee joint can become unstable and the articular cartilage covering the femur and the tibia may begin to deteriorate or degenerate. Over time, the degenerative process can be one of persistent and increasing knee pain and may lead to osteoarthritis.

     There are approximately 6.8 million patients who have had a partial meniscectomy procedure performed in the U.S. in the last 10 years. Patients who have had a partial mensicectomy frequently require one or more partial meniscectomies in the future, creating a large, unmet market need. We believe that certain of these partial meniscectomy patients would proactively seek CMI surgery if it becomes available.

     -    MENISCUS PRESERVATION

     For approximately the last 30 years, surgeons have been able to preserve a damaged meniscus, in certain cases, by performing a meniscus repair procedure. We estimate that in the U.S. there were approximately 140,000 repairs in 2002. A meniscus repair entails suturing the torn edges of the meniscus, allowing it to mend itself. Once healed, the meniscus can resume its normal function. However, when the injury is in the avascular region (containing little or no blood supply) or when the meniscus is damaged to the extent that repair is not feasible, the only other current option is the partial meniscectomy procedure.

     We estimate that approximately 15% of meniscus tears are repairable using the current meniscus repair techniques described above.

     -    MENISCUS REPLACEMENT (ALLOGRAFT)

     The least preformed of the three treatments is meniscus replacement. When a patient sustains substantial meniscus damage that requires a total meniscectomy, a surgeon may consider implanting a meniscus removed from a cadaver, or an allograft, as a replacement for a patient's damaged meniscus. We estimate that fewer than 1,000 allografts are implanted in the U.S. annually. Two factors limit the number of meniscus replacement surgeries. First, this procedure is only performed when the entire natural meniscus is removed. Therefore, if the implant fails to survive, the patient has no remaining meniscus tissue to protect the joint. Second, a limited number of menisci are available from cadavers annually.

     CMI ALTERNATIVE

     Implantation of the CMI represents the only procedure with the potential to regenerate lost meniscus tissue. The CMI is sutured into the area where torn or damaged meniscus tissue has been removed. Once sutured in place, the CMI provides a matrix into which the body's own cells begin to move or migrate. New meniscus-like tissue forms and the CMI is absorbed by the body.

MENISCUS MARKET OVERVIEW

     The financial consequence of meniscal damage and surgeries is pronounced. According to industry data, we estimate there were 926,000 arthroscopic meniscal procedures performed in the U.S. in 2002, which will account for approximately $9 billion in physician and hospital (or other facility) charges. ReGen estimates that the average charges for a partial meniscectomy procedure are approximately $9,500, with the surgeon and facility each charging about one-half. A patient with a torn or damaged meniscus might undergo several partial meniscectomy procedures followed by a joint replacement, which can result in charges of $50,000 to $100,000 or more.

     According to industry data, we estimate that in 2002 there were approximately 783,000 partial meniscectomy procedures (See Table 1) and approximately 140,000 meniscal repair procedures in the U.S. The market is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of "weekend warriors" and the lack of viable alternatives. The number of patients eligible for a CMI implant in the U.S. is expected to increase to over 40% of all meniscectomy procedures, or approximately 476,000 patients, by 2010.

         TABLE 1. SELECTED U.S. ORTHOPEDIC PROCEDURE VOLUMES (THOUSANDS)

    [BAR GRAPH OF SELECTED U.S. ORTHOPEDIC PROCEDURE VOLUMES IN WHICH X AXIS REPRESENTS TYPE OF ORTHOPEDIC PROCEDURE AND Y AXIS REPRESENTS NUMBER OF
   PROCEDURES. THE GRAPH SHOWS THERE WERE 783 PARTIAL MENISCECTOMIES, 402 HIP REPLACEMENTS, 378 KNEE REPLACEMENTS, 425 SPINE LAMINECTOMIES AND 485 SPINE
                                   FUSIONS.]

OUR PRODUCTS

     Our principal product offerings are the CMI and the SharpShooter.

     THE CMI

     The CMI is a type I collagen implant designed for patients with an irreparable meniscus tear or loss of meniscus tissue, typically through an arthroscopic partial meniscectomy procedure. The surgeon sutures the CMI into the area where the meniscus tissue is missing. Once implanted, the CMI's highly porous matrix allows cellular ingrowth from the patient's own cells. This process regenerates meniscus-like tissue which provides the potential for restoring function, reducing pain and possibly arresting the degenerative process that begins with the loss of meniscus tissue. According to an article by Drs. W. G. Rodkey and J. R. Steadman published in Clinical Orthopedic & Related Research,1 the CMI has been clinically proven to support new tissue generation in the meniscus. The purpose of the CMI is to assist patients in regaining mobility and returning to a more vigorous lifestyle, while forestalling or minimizing degenerative joint disease.

                                FIGURE 2. THE CMI

               [PHOTO OF CMI IMPLANT, WHICH IS A U-SHAPED OBJECT]


------------
(1) Rodkey W.G., Steadman J.R., Li S.T. 1999. A clinical study of collagen meniscus implants to restore the injured meniscus. Clin. Orthop. Rel. Res. 367:S281-S292.

          We believe the CMI offers a number of potential benefits, including:

     -    Support of natural regeneration of tissue;

     -    Minimized degenerative changes;

     -    Increased patient activity levels; and

     -    Maintenance of joint stability.


          U.S. CLINICAL RESULTS
          ---------------------

          The MCT is a 288 patient, two-arm, controlled, randomized study comparing the CMI to the current standard of care, the partial meniscectomy. One arm of the trial consists of patients with no prior surgery to the meniscus and the other arm consists of patients with one to three prior surgeries. Patients are followed clinically at pre-op, post-op, 6 weeks, 3 months, 6 months, 12 months and 24 months following surgery. The study includes follow-up questionnaires submitted annually through five years post-op. All patients are required to complete a two-year follow-up prior to the submission of clinical results in our PMA to the FDA. In the fourth quarter of 2002, we completed the required enrollment and related surgical procedures for our CMI clinical trial in the U.S. As of February 2003, we had completed two-year follow-ups of approximately 70% of the 288 patients and one-year follow-ups of approximately 80% of the patients. We expect that the two year clinical follow-up exams will be completed in the fourth quarter of 2004, with submission of the PMA to the FDA shortly thereafter. The current data analysis is based on a review of data from approximately 60% of the patients, all of whom have completed their two year follow-up exam.

          A preliminary analysis of the MCT patients has been conducted and is summarized as follows:

     - Clinical evidence indicates that the CMI successfully supports meniscus-like tissue regeneration;

     - CMI prior surgery patients exhibited regrowth of more than 60% of their meniscus, doubling the amount of tissue that the patient would have had if only the partial meniscectomy had been performed;

     - CMI prior surgery patients achieved a significantly higher activity level than the controls;

     -    There are no apparent safety issues;

     - The histologic and immunologic analyses show that there have been no immune reactions to the implant material; and

     - Among patients with greater tissue loss, the pain and function endpoints of CMI patients show significant improvement over those in the control group.

          Prior to beginning the MCT, we conducted a Feasibility Study of the CMI. The eight patients who participated in the study are now five years or more post CMI surgery. Highlights of the Feasibility Study include patients having twice as much meniscus-like tissue as they had following the partial meniscectomy (Table 2) and a steady increase in patient activity levels over five years (Table 3).

     TABLE 2: TISSUE RE-GROWTH

     These two diagrams represent the medial meniscus of the human knee. The upper diagram (Post Partial Meniscectomy) shows the average amount of meniscus loss for the eight Feasibility Study CMI patients. These patients had lost, on average, 62% of their medial meniscus leaving them with 38% of their original meniscus remaining. The CMI was implanted in the area of meniscus loss. The lower diagram (Post CMI (1 & 5 years)) shows that one year after the CMI was implanted these patients had gained almost double (38% vs. 75%) the amount of meniscus tissue. A follow-up five-year re-look surgery on the eight CMI Feasibility Study patients showed that they had maintained their 75% tissue volume through five years.


                            TABLE 2. TISSUE RE-GROWTH


   [REFLECTS THE NUMBERS DESCRIBED ABOVE AND WHICH IS A REPRESENTATION OF THE
                          ADDITIONAL MENISCUS TISSUE]

     TABLE 3: PATIENT ACTIVITY LEVEL

     The Tegner Activity Score is a validated method for assessing patient activity levels. A Tegner score of 0 means that the patient is disabled, while a score of 10 means that the patient is performing sports at a professional level. The graph below shows the Tegner Activity scores for the CMI and control patients in the MCT and for the eight CMI patients in the Feasibility Study. Patient activity levels were measured pre-injury, pre-surgery and at one, two and five years post surgery. The solid line shows that the CMI prior surgery patients in the MCT almost returned to their pre-injury activity level by two years post surgery, while the dashed line shows that the control patients had a significantly lower activity level than the CMI patients at that same time point. The dotted line shows that the Feasibility Study patients continued to improve their activity levels through five years.

                         TABLE 3. PATIENT ACTIVITY LEVEL

   [LINE GRAPH REFLECTING PATIENT ACTIVITY LEVEL IN WHICH X AXIS REPRESENTS PATIENT ACTIVITY LEVEL AS DESCRIBED ABOVE AND Y AXIS REPRESENTS POINT IN TIME AT WHICH ACTIVITY LEVELS WERE MEASURED. THE LINES REPRESENT THREE CATEGORIES OF
PATIENTS: MCT CMI, FEASIBILITY PATIENTS AND MCT CONTROL. THE GRAPH SHOWS THAT
  BEFORE INJURY, THE ACTIVITY LEVEL WAS APPROXIMATELY 7.5 AMONG FEASIBILITY PATIENTS, APPROXIMATELY 6.75 AMONG MCT CONTROL AND APPROXIMATELY 6.5 AMONG MCT
  CMI; BEFORE INDEX SURGERY, THE ACTIVITY LEVEL WAS APPROXIMATELY 3.5 AMONG FEASIBILITY PATIENTS, APPROXIMATELY 3.0 AMONG MCT CONTROL AND APPROXIMATELY 3.0
 AMONG MCT CMI; 12 MONTHS (POST-SURGERY) THE ACTIVITY LEVEL WAS APPROXIMATELY
   4.5 AMONG FEASIBILITY PATIENTS, APPROXIMATELY 4.0 AMONG MCT CONTROL AND APPROXIMATELY 4.0 AMONG MCT CMI; 24 MONTHS (POST-SURGERY) THE ACTIVITY LEVEL WAS APPROXIMATELY 5.25 AMONG FEASIBILITY PATIENTS, APPROXIMATELY 4.5 AMONG MCT
  CONTROL AND APPROXIMATELY 5.75 AMONG MCT CMI; 36 MONTHS (POST-SURGERY) THE ACTIVITY LEVEL WAS APPROXIMATELY 5.5 AMONG FEASIBILITY PATIENTS; 48 MONTHS (POST-SURGERY) THE ACTIVITY LEVEL WAS APPROXIMATELY 5.75 AMONG FEASIBILITY
PATIENTS; AND 5+ YEARS (POST-SURGERY) THE ACTIVITY LEVEL WAS APPROXIMATELY 6.0
                         AMONG FEASIBILITY PATIENTS.]


     IMPORTANT DISCLOSURE ABOUT CLINICAL RESULTS: THE GRAPHS PROVIDED ABOVE REFLECT DATA FROM AN ONGOING U.S. CLINICAL TRIAL AND THESE DATA HAVE NOT BEEN REVIEWED BY THE U.S. FOOD AND DRUG ADMINISTRATION. THESE RESULTS REPRESENT A LIMITED DATA SET REGARDING SELECTED MEASUREMENTS BEING GATHERED IN THE TRIAL. ALTHOUGH THE CMI IS APPROVED AND DISTRIBUTED IN EUROPE, AUSTRALIA AND CHILE, IT IS NOT APPROVED FOR SALE IN THE U.S., AND THE COMPANY IS MAKING NO CLAIM REGARDING ITS SAFETY, EFFECTIVENESS OR ITS POTENTIAL FOR FDA APPROVAL.

     THE SHARPSHOOTER

     As our research and development program generates new core products, we may develop supportive products that facilitate surgery. The SharpShooter is a surgical tool initially designed for use with the CMI. The SharpShooter is a needle-advancing instrument that allows the surgeon to accurately place needles in hard-to-reach locations. The system includes a unique method to deliver sutures using a patented delivery handle and a series of six anatomic cannulae that are able to reach all areas of the meniscus. The SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures. While traditional manual suturing techniques are plagued by problems such as lack of access, consistency and speed, the SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures.

     Although initially developed in connection with suturing the CMI, the SharpShooter is also suited for use in the industry-estimated 140,000 meniscal repair procedures performed in the U.S. in 2002, and an additional 60,000 meniscal repair procedures performed in the rest of the world. In 2002, the Sharpshooter received marketing clearance from the FDA for sale in the U.S.


                           FIGURE 3. THE SHARPSHOOTER


                         [PHOTO OF SHARPSHOOTER DEVICE]


     We believe the SharpShooter offers a number of benefits, including the following:

     - Single-handed operation, provided by patented delivery handle, which allows a surgeon complete control over targeting sutures;

     - Better viewing and access to all areas of the meniscus, provided by cannulae options;

     -    Easier and safer passage of suture needles;

     -    Simple loading and pre-attached sutures reducing surgery time; and

     - More accurate repair of meniscus tears by surgeons with less assistance in the operating room.

CUSTOMERS, SALES AND MARKETING

     THE CMI

     The CMI is distributed by Centerpulse Orthopedics Ltd. (NYSE: CEP) under a distribution agreement that allows Centerpulse to exclusively distribute the CMI outside the U.S. as long as certain minimum sales are realized. At least 90 days prior to each subsequent calendar year, we have the right to re-assess the reasonable minimum sales requirement. In the event that Centerpulse does not meet its minimum sales, we may adjust the terms of the agreement, or, upon payment of a fee, terminate the agreement. In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer Holdings, Inc. announced a proposal to acquire Centerpulse.

          In addition to the distribution arrangements described above, Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of May 31, 2002, we owed approximately $6.7 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock.

          The CMI is currently approved for sale in Europe, Australia and Chile and will be sold selectively in Canada during 2003. We intend to build on the approach we have used in supporting sales of the CMI outside of the U.S.

          We intend to enter into an exclusive agreement with a major orthopedics company to distribute the CMI in the U.S. If we are not able to identify a partner, we may choose to market the CMI in the U.S. directly. In that event, we would phase in a direct sales force of approximately 10 sales persons to sell to the 3,000 arthroscopic surgeons who perform the largest number of procedures and we would likely use distributors for smaller markets and surgeons performing fewer procedures. Initial estimates are that the ReGen direct sales force would sell approximately 60% of the CMIs. We anticipate a transfer price of 40% for sales through the distributors.

          We have begun to test the following marketing initiatives in Europe and we expect to apply them to the U.S. as soon as appropriate:

     - ReGen Exchange Program. Selected surgeon leaders visit a fellow U.S. surgeon and observe a CMI surgery. The ReGen Exchange Program will also schedule U.S. and international surgeons to visit each other and assist in CMI training.

     - CMI Learning Series. ReGen will videotape and Webcast CMI procedures and use them for surgeon training in the basic CMI procedure and new surgical techniques.

     - Training Strategies. Developing current and attractive training materials and strategies is necessary to train surgeons for the first time and to continue the training and familiarization process.

     - Surgical Technique. Several ideas have been proposed to make the surgical procedure more efficient. We will concentrate on developing and introducing new refinements in surgical technique.

          Management expects to receive a decision from the FDA regarding approval of the CMI for sale in the U.S. late in 2005. As a result, sales of the CMI in the US would not occur until late 2005 at the earliest. Until such time, and perhaps later, management expects that our expenses will be greater than our revenues and that we will operate at a net loss and with negative cash flow.

          THE SHARPSHOOTER

          The Sharpshooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan. It is distributed by Linvatec Corporation, a subsidiary of ConMed (Nasdaq: CNMD), an industry leader in the arthroscopy marketplace, under a worldwide distribution agreement, which remains exclusive as long as minimum sales are realized.


OUR STRATEGY

          Our current strategy is to focus on the following initiatives:

          -    Obtaining FDA approval of the CMI;

          -    Finding a suitable partner to market the CMI in the U.S.;

          -    Launching the CMI in the U.S.; and

          - Conducting further research on select opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

RESEARCH AND DEVELOPMENT

     Our research and development activities are conducted through the use of internal and external resources. We engage outside consultants and academic research facilities for assistance with new product development and we may license technology from third parties. We may, in the future, hire additional research and development employees. We plan to continue to use outside resources for product research, and have relationships with prominent researchers and clinicians, some of whom have assisted in the development of our technology.

     We believe that our proprietary collagen scaffold and related technologies have the potential to be used for the treatment of various injuries and degeneration of other tissue structures such as the intervertebral disc of the spine and articular cartilage of degenerated joints. This technology may also be used as a carrier matrix for therapeutic agents for hard and soft tissue repair and regeneration applications, for introduction of growth or differentiation factors and genetic materials. These applications are in various stages of development from proof of concept to preparation for submission to the FDA.

     As advances in tissue regeneration and genetic engineering converge, we foresee opportunities to develop additional uses for our technologies. At this time, our collagen scaffold technology acts as a matrix for cell regeneration. In the future, however, it is quite possible that our collagen scaffold will be used in conjunction with advanced forms of cellular, genetic and molecular technology.

     Research is underway to design and develop:

     -    The next generation of the CMI;

     - Additional orthopedic applications using ReGen's collagen scaffold technology; and

     - Opportunities to use our collagen scaffold technology to deliver cells to other anatomic structures, such as the spine or articular cartilage.

The following table sets forth our current research and development pipeline:

                   TABLE 4. RESEARCH AND DEVELOPMENT PIPELINE

   [BAR GRAPH OF RESEARCH AND DEVELOPMENT PIPELINE IN WHICH X AXIS REPRESENTS RESEARCH AND DEVELOPMENT PHASES: RESEARCH, IN-VITRO TESTING, PRE-CLINICAL,
CLINICAL AND MARKET AND Y AXIS REPRESENTS REGEN PRODUCTS AND POTENTIAL PRODUCTS:
  MEDIAL MENISCUS IMPLANT (APPROVED FOR SALE IN EUROPE AND AUSTRALIA, CLINICAL
     TRIAL ENROLLMENT CURRENTLY COMPLETE IN U.S.), LATERAL MENISCUS IMPLANT (PROTOTYPE DEVELOPED, CADAVER TESTING INITIATED), INVERTEBRAL DISC REPAIR
    (PROTOTYPE DEVELOPMENT, LARGE ANIMAL MODEL TESTING INITIATED), HAND BONE AUGMENTATION DEVICE, (PATENTS ISSUED, PRIMATE TESTING COMPLETE, 510K SUBMISSION
 EXPECTED), LIGAMENT AUGMENTATION DEVICES (PROTOTYPE DEVELOPMENT, LARGE ANIMAL
  MODEL TESTING INITIATED), CMI & GROWTH FACTORS (PROTOTYPE DEVELOPED, ANIMAL STUDIES INITIATED), CMI IMPROVEMENTS (PATENTS FILED, LAB TESTING), ROTATOR CUFF
   REPAIR DEVICE (PROTOTYPE DEVELOPMENT), ARTICULAR CARTILAGE REPAIR (PATENTS
                        ISSUED, PROTOTYPE DEVELOPMENT).]

     With limited funding available for longer-term projects, we are currently focusing on potential 510k product submissions that have the potential for a positive financial impact within the next few years. We believe that substantial opportunity exists for several longer-term projects once more substantial funding is available.

INTELLECTUAL PROPERTY

     As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patent protection. Although patents often are necessary to protect our technology and products, we believe that the lengthy FDA approval process and certain manufacturing processes are additional barriers to entry. Moreover, much of the proprietary technology and manufacturing processes developed by us reside in our key scientific and technical personnel and such technology and processes are not easily transferable to other scientific and technical personnel.

     We require our employees, consultants and advisors to execute nondisclosure agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, and some consultants and advisors to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business.

     We own 21 U.S., 74 international, and 13 pending patents. Of these 104 relate to the composition of our collagen scaffold technology and 4 relate to the SharpShooter device. In addition to our patents, we also own various trademarks protecting our corporate identity and product names.

THIRD-PARTY REIMBURSEMENT

     We expect that sales volumes and prices of our products will continue to be dependent in large part on the availability of reimbursement from third-party payors. Obtaining U.S. reimbursement approval at the desired price is often a complicated and political process. In the U.S., our products will be purchased by hospitals that are reimbursed by third-party payors for the devices provided to their patients. Such payors include governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs.

     Particularly in the U.S., third-party payors carefully review, and increasingly challenge, the prices charged for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive.

          Three aspects of the CMI procedure increase the likelihood that insurance companies will provide favorable reimbursement:

     - Patients appear to receive a measurable clinical benefit within the 12 to 18 month timeframe desired by the insurers;

     - The expected price point of the CMI procedure will require less payment by the insurer than two or more partial meniscectomies or a joint replacement; and

     - We expect surgeons and patients to demand the CMI because the clinical results appear positive, there are no apparent safety issues, and there is no alternative for regenerating meniscus tissue.

          We have commissioned a first-stage study from a national firm specializing in reimbursement, and we have initiated a phased, three-year plan designed to obtain reimbursement in the U.S. which includes:

     - Economic and financing models. We plan to demonstrate the economic rationale for why the patient will be "better off" in the 12-18 month timeframe, which is of immediate concern to the insurer. In the case of the CMI, clear benefit can be established in the 12-18 month timeframe. The models will demonstrate the benefits for the insurer when the patients receive the CMI.

     - Classification Codes. We are considering applying for both CPT and HCPCS codes, as well as other classification codes, with the goal of receiving these codes concurrently with FDA approval.

     - Training and Awareness of Intermediary Staff. Young surgeons, who are willing to conduct training sessions for pay, will be scheduled to meet with large intermediaries in large markets. These surgeons will teach the intermediaries about our implants and why they are preferable to existing procedures.

FACILITIES

          Our corporate management, clinical and regulatory affairs, marketing and research operations are located in our headquarters in Franklin Lakes, New Jersey. We also operate an ISO 9001 certified production facility in Redwood City, California, where our CMI product is manufactured.

MANUFACTURING

          We use bovine tendon as a primary raw material for production of our collagen scaffold technology. The Company obtains its tendon material through a specialized supplier which sources that material based upon specifications defined by the Company. The bovine material is readily available through U.S.-based slaughterhouses.

          The SharpShooter includes several components, all of which are manufactured by third parties. We oversee the manufacturing and coordinate the supply of these components from our Redwood City, California production facility. Given the resources available to us, we have historically relied upon a limited number of third party manufacturers. Following the receipt of products at our facility, we conduct inspection, packaging and labeling operations. For products distributed in a sterile package, sterilization is performed by contract vendors.

COMPETITION

          The CMI is not competitive with products which patch or re-grow articular cartilage or with meniscal allografts. Several companies are currently developing an approach to repairing articular cartilage which has a different function and location than the meniscus. Additionally, we believe that as companies develop these technologies, they will find it increasingly more important to repair the damaged meniscus in order for their products to have successful long term outcomes. We believe that this will further enhance the adoption of the CMI.

          The Company is not aware of any clinical trial or significant research project designed to develop a competing meniscus implant. Furthermore, due to the high load capacity of the meniscus, no other collagen or synthetic material of which we are aware has adequate physical properties to be used for this application.


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GOVERNMENT REGULATION

          U.S.

          Our products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. The FDA permits commercial distribution of a new medical device only after it has met the established regulatory compliance guidelines. In general, the FDA will clear marketing of a medical device through the 510k premarket notification process if it is demonstrated that the new product is substantially equivalent, in terms of safety and intended use to certain 510k cleared products which are already commercially available and legally sold on the market.

          The Premarket Approval process is lengthier and more burdensome than the 510k premarket notification process. The Premarket Approval process generally requires detailed animal and clinical studies, as well as manufacturing data and other information. If clinical studies are required by the FDA, an Investigational Device Exemption is also required. An Investigational Device Exemption restricts the investigational use of the device to a limited number of investigational sites, investigators and patients. Its purpose is to prove safety and efficacy of the device. FDA approval of a Premarket Approval application indicates that the FDA concurs that a device has been scientifically proven, through the completion and submission of animal data, a completed Investigational Device Exemption and other pertinent information, to be safe and effective for its intended use.

          We have analyzed the products considered by the FDA's Orthopedic Panel in the last five years. Of the 13 products considered, 11 were approved. Based on our analysis of the Panel's decisions, it appears that the Panel emphasized:

     -    Safety;

     -    Potential patient benefit; and

     -    Options provided to the surgeon.

          We believe that the CMI fits the Panel's considerations. Further, the quantity, quality, completeness and direction of the MCT data compares favorably with data of the 11 products that were approved.

          INTERNATIONAL

          We obtain required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in foreign markets. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market its products may be longer or shorter than that required in the U.S., and requirements for such approval may differ from FDA requirements.

          All of the Company's products sold internationally are subject to appropriate foreign regulatory approvals. In order to market our devices in the member countries of the European Union, we are required to comply with the Medical Device Directive and obtain CE Mark Certification. CE Mark Certification is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the Medical Device Directive, all medical devices must qualify for CE Marking.

          The Company's products are manufactured in compliance with ISO 9001, EN 46001 and U.S. Quality System Regulations.

EMPLOYEES

          As of June 3, 2003, we had 15 employees, of whom 2 were part-time. None of these employees is represented by a union, and we do not have any collective bargaining agreements. We consider our relations with our employees to be good.